Exhibit 99.1

ARIAD Announces Changes in the Clinical Development Program of Iclusig

Investor conference call today, October 9th, at 8:30 a.m. E.T.

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 9, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced results of its review of updated clinical data from the pivotal PACE trial of Iclusig® (ponatinib) and actions that it is taking following consultations with the U.S. Food and Drug Administration (FDA).

  With a median follow up of 24 months, serious arterial thrombosis occurred in 11.8% of Iclusig-treated patients: cardiovascular events 6.2%, cerebrovascular events 4.0% and peripheral vascular events 3.6% (some patients had more than one type of event). This compares to 8.0% after 11 months of follow up reflected in the current U.S. prescribing information.
  At 24 months, serious venous occlusion occurred in 2.9% of Iclusig-treated patients, compared to 2.2% in the current U.S. prescribing information.
  The incidence rate of the arterial thrombotic events when normalized to duration of treatment exposure has not increased (10.0 events/100 patient-years in the original analysis and 9.6 events/100 patient-years in the current analysis).
  Non-serious and serious arterial and venous adverse events combined occurred in approximately 20% of Iclusig-treated patients.

The Company is implementing the following actions in its Iclusig clinical development program:

  Patient enrollment in all clinical studies of Iclusig is being paused, and subject to agreement with the FDA, will be resumed with anticipated changes in dose and other modifications. In concert with this action, the FDA placed a partial clinical hold on all new patient enrollment in clinical trials of Iclusig.
  Patients who are currently receiving Iclusig in clinical trials will continue on therapy. Reductions in Iclusig dose from 45 mg daily will be implemented on a trial-by-trial basis for patients whose Iclusig treatment is ongoing.

  The dose of Iclusig in patients who are currently enrolled in the EPIC trial will be reduced to 30 mg daily unless they have achieved a major molecular response or reach one in the future, in which case the dose will be further reduced to 15 mg daily. The Data Monitoring Committee of the EPIC trial has endorsed these changes.
  The eligibility criteria for Iclusig clinical trials will be modified to exclude patients who have experienced prior arterial thrombosis resulting in heart attack or stroke.

The PACE trial data demonstrate continued efficacy after dose reduction. Of 270 chronic-phase patients in the pivotal study, 190 patients dose reduced to either 30 mg or 15 mg. Of 110 (58%) patients who initially achieved a major cytogenetic response (MCyR), over 90% of these patients maintained this response after a median follow up of 19 months, despite dose reduction. Of 35 patients who achieved a MCyR and subsequently were reduced to 15 mg, all but 2 patients maintained the response.

At this time, the U.S. prescribing information for Iclusig is unchanged. Iclusig continues to be available in the U.S. to patients with resistant or intolerant chronic myeloid leukemia and Philadelphia-chromosome positive acute lymphoblastic leukemia in the commercial setting at the approved, once-daily dose of 45 mg. ARIAD has been in consultation with the FDA and other health authorities about changes in Iclusig product labeling to reflect the updated information.

ARIAD is sending a written communication to healthcare providers. It also is informing the European Medicines Agency and other regulatory agencies of today’s decisions. ARIAD understands that the FDA is planning to issue a Drug Safety Communication on Iclusig this week.

“We believe that the actions we are taking will help us ensure the most appropriate and safe use of Iclusig. With two years of follow up, we have learned a great deal about both the efficacy and safety of Iclusig in patients with Philadelphia-positive leukemias,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We are focused first and foremost on the needs of cancer patients – to have new medicines that provide both safe and effective treatment of their malignancies. Our unwavering commitment to patients has led us to promptly take the steps we have outlined.”

Investor and analyst briefing and webcast

ARIAD management will host a conference call and webcast to discuss these actions today, October 9, at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing (800) 299-8538 (U.S.) or +1 (617) 786-2902 (international) and providing the participant code 20840481. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

Information for patients and physicians

For more information about the changes in Iclusig clinical trials, patients and physicians should visit www.clinicaltrials.gov, call the ARIAD U.S. toll-free number (855) 552-7423, the EU toll-free number 800 00027423, or the international number +1 (617)-503-7423. Patients and doctors may e-mail inquiries to medinfo@ariad.com.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About Iclusig® (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, a common mutation which has been associated with resistance to other approved TKIs.

Indication, Usage and Dosing

Iclusig is indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig. The recommended dose of Iclusig is a 45 mg tablet taken once-daily with or without food.

Important Safety Information

Boxed Warning

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in 8% of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Warnings and Precautions

Congestive Heart Failure: Twenty patients treated with Iclusig (4%) experienced serious congestive heart failure (CHF) or left ventricular dysfunction (LVD), with 4 fatalities. Thirty-three patients treated with Iclusig (7%) experienced any grade of CHF or LVD. Monitor patients for signs or symptoms consistent with CHF and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious CHF.

Hypertension: Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Monitor and manage blood pressure elevations.

Pancreatitis: Clinical pancreatitis occurred in 6% of patients (5% Grade 3) treated with Iclusig. The incidence of treatment emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis.

Hemorrhage: Serious bleeding events occurred in 5% (22/449) of patients treated with Iclusig, including fatalities. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Most events occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage.

Fluid Retention: Serious fluid retention events occurred in 3% of patients treated with Iclusig. One instance of brain edema was fatal. Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 3 (1%) Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness).

Myelosuppression: Severe (Grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7%(30/449) of patients overall; the majority had CP-CML (19 patients). Ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Adverse Reactions

The most common non-hematologic adverse reactions (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia. Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements about updated safety data from the ongoing Iclusig clinical trials, the Company’s decisions with respect to modifications of those trials, and anticipated changes to product labeling to reflect the updated safety information. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties and other factors are detailed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and any updates to those risk factors contained in our subsequent periodic and current reports filed with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria Cantor, 617-621-2208
maria.cantor@ariad.com
or
Kendra Adams, 617-503-7028
kendra.adams@ariad.com
or
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Jeffrey Krasner, 617-503-7390
jeffrey.krasner@ariad.com